Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, November 18, 2010	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER EARNINGS

25 percent sales increase and strong operating margin deliver record EPS of $0.68

MINNEAPOLIS (Nov. 18, 2010) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2011 first quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2010	2009	Change
Net sales	$537	$428	25%
Operating income	75	52	42%
Net earnings	53	35	54%
Diluted EPS	$0.68	$0.44	55%

“I am very pleased with our first quarter performance which delivered an all-time EPS record of $0.68,” said Bill Cook, Chairman, President and CEO. “Our sales were up 25 percent from last year and also grew 4 percent sequentially from the previous quarter. Our sales growth, combined with our operating margin of 13.9 percent, generated a 42 percent increase in operating income and a 55 percent increase in EPS. Our sales have now improved sequentially in each of the past six quarters.”

“Sales in our Engine Products’ segment increased 33 percent over the prior year as new equipment build rates accelerated at our OEM Customers. Our Aftermarket Products’ sales remained at record levels due to our continued market share gains and better equipment utilization rates in the field.”

“Within our Industrial Products’ segment, sales increased 15 percent due to the continued improvement of dust collection sales within Industrial Filtration Solutions Products and continued strong sales within Special Applications.”

“Sales improved in all of our regions as local currency sales increased 32 percent in the Americas, 29 percent in Europe, and 16 percent in Asia.”

“We expect a continued strengthening of our business conditions and some benefit from the weaker US$ resulting in our new projection of full year revenues of approximately $2.2 billion. With a projected record operating margin performance of between 12.8 and 13.8 percent, we now forecast our full year EPS to be a new record between $2.54 and $2.74.”

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Donaldson Company, Inc.
November 18, 2010

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $3.7 million, or 0.9 percent compared to the same period last year. The impact of foreign currency translation on net earnings was not material.

Gross margin was 35.0 percent, compared to 34.7 percent in last year’s first quarter. The increase in this year’s first quarter gross margin was the result of improved fixed cost absorption and our ongoing Continuous Improvement initiatives, partially offset by increases in our purchased raw material costs and a less favorable sales mix. In addition, last year’s first quarter gross margin included restructuring charges of $0.8 million.

Operating expenses for the quarter were $113.6 million, up 18.4 percent from $96.0 million last year. As a percent of sales, operating expenses decreased to 21.2 percent from 22.4 percent last year. Included in the current quarter’s operating expenses were restructuring charges of $0.7 million. Last year’s first quarter operating expenses included $0.5 million of restructuring charges.

The effective tax rate for the quarter was 26.2 percent, compared to a prior year rate of 30.9 percent. The decrease was primarily due to favorable settlements of foreign tax audits.

As part of our ongoing share repurchase program, we repurchased 150,000 shares, or 0.2 percent of our outstanding shares, for $6.5 million.

FY11 Outlook

We expect a continued recovery in many of our end markets in FY11, with higher growth rates in the emerging economies.

•

We are planning our total FY11 sales to be approximately $2.2 billion. For the full year FY11 versus FY10, we now expect foreign currency translation to increase sales by 2 percent based on the Euro at US$1.38 and 82 Yen to the US$.

•

Our full year operating margin is forecasted to be 12.8 to 13.8 percent. Our annual stock option expense is estimated to be between $7.5 and $8.5 million, with 70 percent of that incurred in the second quarter.

•	Our full year FY11 tax rate is projected to be between 27 and 30 percent.

•	Our full year FY11 EPS is expected to be between $2.54 and $2.74.

•	Cash generated by operating activities is projected to be between $250 and $280 million in FY11. Capital spending is estimated to be between $70 and $80 million.

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Donaldson Company, Inc. November 18, 2010 Page 3

Engine Products: We expect full year sales to increase 19 to 24 percent, including the impact of foreign currency translation.

•	We anticipate sales to our construction, agricultural, and mining equipment OEM Customers to remain strong as their production rates continue to increase.

•	We are forecasting lower sales for our Aerospace and Defense Products due to the decreases in U.S. government spending for major programs.

•	In our On-Road Products’ business, we believe that build rates for heavy- and medium-duty trucks at our OEM Customers will continue improving.

•

Sales of our Aftermarket Products are expected to remain strong based on current utilization rates for both heavy trucks and off-road equipment. We also expect to continue benefitting as our distribution networks expand in emerging economies and from the increasing number of systems installed in the field with PowerCore® and our other proprietary filtration systems.

Industrial Products: We forecast full year FY11 sales to increase 10 to 15 percent, including the impact of foreign currency translation.

•	Our Industrial Filtration Solutions’ sales are projected to increase 13 to 18 percent as the demand for new filtration equipment continues to improve as general industrial capital spending increases.

•	We anticipate our Gas Turbine Products’ sales to be up approximately 5 percent due to strength in the oil and gas markets.

•	Special Applications Products’ sales are forecasted to increase 9 to 14 percent as the end markets for our various specialty filtration products are expected to continue growing.

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Donaldson Company, Inc.
November 18, 2010

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, our Customers’ financial condition, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
November 18, 2010

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31
	2010	2009
Net sales	$536,909	$428,080

Cost of sales	348,819	279,680

Gross margin	188,090	148,400

Operating expenses	113,587	95,956

Operating income	74,503	52,444

Other income, net	(1,107)	(520)

Interest expense	3,653	2,950

Earnings before income taxes	71,957	50,014

Income taxes	18,823	15,445

Net earnings	$53,134	$34,569

Weighted average shares outstanding	77,169,260	78,046,174

Diluted shares outstanding	78,484,455	79,295,101

Net earnings per share	$0.69	$0.44

Net earnings per share assuming dilution	$0.68	$0.44

Dividends paid per share	$0.125	$0.115

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Donaldson Company, Inc.
November 18, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	October 31 2010	July 31 2010
ASSETS

Cash and cash equivalents	$267,601	$232,000
Accounts receivable – net	380,131	358,917
Inventories – net	223,046	203,631
Prepaids and other current assets	66,672	65,667

Total current assets	937,450	860,215

Other assets and deferred taxes	278,729	273,399
Property, plant and equipment – net	374,307	365,892

Total assets	$1,590,486	$1,499,506

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$181,238	$165,907
Employee compensation and other liabilities	171,379	167,813
Notes payable	33,072	50,000
Current maturity long-term debt	2,116	5,536

Total current liabilities	387,805	389,256

Long-term debt	257,183	256,192
Other long-term liabilities	108,877	107,425

Total liabilities	753,865	752,873

Equity	836,621	746,633

Total liabilities and equity	$1,590,486	$1,499,506

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Donaldson Company, Inc.
November 18, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31
	2010	2009
OPERATING ACTIVITIES

Net earnings	$53,134	$34,569
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,918	15,173
Changes in operating assets and liabilities	1,220	21,078
Tax benefit of equity plans	(2,933)	(498)
Stock compensation plan expense	1,461	737
Other, net	(5,037)	(999)
Net cash provided by operating activities	62,763	70,060

INVESTING ACTIVITIES

Net expenditures on property and equipment	(10,048)	(7,741)
Acquisitions and divestitures, net	—	(250)
Net cash used in investing activities	(10,048)	(7,991)

FINANCING ACTIVITIES

Purchase of treasury stock	(6,491)	(7,379)
Net change in debt	(17,191)	(5,680)
Dividends paid	(9,553)	(8,896)
Tax benefit of equity plans	2,933	498
Exercise of stock options	3,950	882
Net cash used in financing activities	(26,352)	(20,575)

Effect of exchange rate changes on cash	9,238	3,008

Increase in cash and cash equivalents	35,601	44,502

Cash and cash equivalents – beginning of year	232,000	143,687

Cash and cash equivalents – end of period	$267,601	$188,189

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Donaldson Company, Inc.
November 18, 2010

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2010:
Net sales	$333,769	$203,140	—	$536,909
Earnings before income taxes	48,451	30,035	(6,529)	71,957

3 Months Ended October 31, 2009:
Net sales	$251,326	$176,754	—	$428,080
Earnings before income taxes	32,042	21,194	(3,222)	50,014

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended October 31
	2010	2009
Engine Products segment:
Off-Road Products	$72,646	$44,432
Aerospace and Defense Products	26,854	29,186
On-Road Products	29,055	17,917
Aftermarket Products	201,867	155,663
Retrofit Emissions Products	3,347	4,128
Total Engine Products segment	$333,769	$251,326

Industrial Products segment:
Industrial Filtration Solutions Products	$119,353	$100,930
Gas Turbine Products	35,505	34,225
Special Applications Products	48,282	41,599
Total Industrial Products segment	$203,140	$176,754

Total Company	$536,909	$428,080

Note:

Sales for the three months ended October 31, 2009, reflect the reclassification of $7,354 of Industrial Hydraulics sales from Industrial Filtrations Solutions Products and Special Applications Products to Aftermarket Products as a result of an internal reorganization that became effective in the first quarter of fiscal 2011.

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Donaldson Company, Inc.
November 18, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended October 31
	2010	2009

Free cash flow	$52,715	$62,319
Net capital expenditures	10,048	7,741
Net cash provided by operating activities	$62,763	$70,060

EBITDA	$90,008	$67,873
Income taxes	(18,823)	(15,445)
Interest expense (net)	(3,133)	(2,686)
Depreciation and amortization	(14,918)	(15,173)

Net earnings	$53,134	$34,569

Net sales, excluding foreign currency translation	$540,636	$421,471
Foreign currency translation	(3,727)	6,609

Net sales	$536,909	$428,080

Net earnings, excluding foreign currency translation	$53,015	$34,465
Foreign currency translation	119	104

Net earnings	$53,134	$34,569

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Donaldson Company, Inc.
November 18, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended October 31
	2010	2009

Net earnings, excluding special items	$53,700	$35,439
Restructuring charges, net of tax	(566)	(870)

Net earnings	$53,134	$34,569

Net earnings per share assuming dilution, excluding special items	$0.69	$0.45
Restructuring charges per share, net of tax	(0.01)	(0.01)

Net earnings per share assuming dilution	$0.68	$0.44

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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